Exhibit 3

RESTATED CERTIFICATE OF INCORPORATION

OF

NUCOR CORPORATION

NUCOR CORPORATION was incorporated under the name NUCLEAR CORPORATION OF AMERICA, and its original certificate of incorporation was filed with the Secretary of State of Delaware on March 28, 1958. This Restated Certificate of Incorporation has been duly adopted by the board of directors of this corporation pursuant to Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not amend the corporation’s certificate of incorporation and other certificates and instruments filed with the Secretary of State of Delaware pursuant to Section 104 of the General Corporation Law of the State of Delaware, and there is no discrepancy between the provisions of such certificate of incorporation, certificates and instruments and this Restated Certificate of Incorporation. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

ARTICLE I

NAME

The name of the corporation is NUCOR CORPORATION.

ARTICLE II

REGISTERED OFFICE AND AGENT

The corporation’s registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of the corporation’s registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware.

ARTICLE III

PURPOSES AND POWERS

A. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

B. Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the corporation’s purposes and powers shall include the following:

1. To engage in business in the atomic energy and nuclear industry and chemical industry, including the business of developing and applying atomic energy and chemical products and equipment for commercial use and for research; to engage in business in the electronics industry; and as such to manufacture, produce, secure, receive, procure, make, hold, purchase or otherwise acquire, sell, convey, lease, rent or otherwise dispose of both at retail and wholesale, and generally deal in, articles in such industry and all other articles of merchandise of a kindred nature.

2. To manufacture, buy, sell, deal in and deal with steel or iron or both and all like or kindred products; to mine, manufacture, prepare for market, market and sell the same and any articles or products in the manufacture or composition of which metal is a factor, including the acquisition by purchase, mining, manufacture or otherwise of all materials, supplies and other articles necessary or convenient for use in connection with and in carrying on the business herein mentioned, or any part thereof.

3. To do a general manufacturing business and to buy, sell and deal in at wholesale and retail, all kinds of manufactured and unmanufactured products; to purchase, hold, sell, improve and lease real estate, and to mortgage and encumber the same, and to erect, manage, care for and maintain, extend and alter buildings thereon; to finance the resale of any of the products manufactured by it or any transactions entered into by the corporation; to purchase, form, organize and own subsidiary corporations and the stock thereof, and to guarantee the obligations and contracts of such subsidiary corporations.

4. To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

5. To acquire and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

6. To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

7. To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporation, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection improvement and enhancement in value thereof.

8. To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

9. To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, whatever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation’s property and assets, or any interest therein, wherever situated.

10. In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

C. The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any clause in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this Article shall be regarded as independent business and purposes.

ARTICLE IV

STOCK

A. The total number of shares of Common Stock which the Corporation shall have the authority to issue is four hundred million (400,000,000), and the par value of each share is forty cents ($0.40), amounting in the aggregate to one hundred sixty million dollars ($160,000,000). The total number of shares of Preferred Stock which the corporation shall have authority to issue is two hundred fifty thousand (250,000), and the par value of each share is four dollars ($4.00), amounting in the aggregate to one million dollars ($1,000,000).

B. Unless otherwise determined by the board of directors, no holders of any shares of stock of the corporation, or of any rights, options or privileges to purchase shares of the stock of the corporation, or of any bonds, debentures, certificates of indebtedness or other securities, convertible into or exchangeable for shares of stock of the corporation, shall be entitled as of right to purchase or to subscribe for or receive any unissued or reacquired shares of stock of the corporation at any time authorized or any rights, options or privileges to purchase unissued or reacquired shares of stock of the corporation, or to purchase or subscribe for or receive any bonds, debentures, certificates of indebtedness, or other securities convertible into or exchangeable for shares of the stock of the corporation, but any unissued or reacquired shares of stock, rights, options, privileges, bonds, debentures, certificates of indebtedness, or other securities, may be issued or reissued and disposed of by the board of directors to such persons as the board of directors may in its sole discretion determine without offering any thereof to holders of shares, rights, options, privileges, bonds, debentures, certificates of indebtedness, or other securities of the corporation.

C. The board of directors is hereby expressly authorized to issue the shares of Preferred Stock in series and to fix from time to time before issuance the number of shares to be included in each series and the designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of all shares of each series. The authority of the board of directors with respect to each series shall include, without limitation, the determination of any or all of the following matters:

1. The number of shares constituting such series and the designation thereof to distinguish shares of such series from the shares of all other series;

2. The annual dividend rate on the shares of such series and whether such dividends shall be cumulative, and, if cumulative, the date from which dividends shall accumulate;

3. The redemption price or prices for shares of such series, if redeemable, and the terms and conditions of such redemption;

4. The preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

5. The voting rights, if any, of shares of such series in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

6. The right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; and

7. Any preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of such series.

The shares of each series may vary from the shares of any other series as to any matters, including the foregoing.

ARTICLE V

TERM OF EXISTENCE

The corporation is to have perpetual existence.

ARTICLE VI

MANAGEMENT OF BUSINESS AND CONDUCT OF AFFAIRS

A. The management of the business and the conduct of the affairs of the corporation shall be vested in the board of directors of the corporation.

B. The board of directors shall have power, without assent or vote of the stockholders: to make, alter, amend, change, add to or repeal the by-laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be valid and as binding upon the corporation and upon all stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to question for any reason.

D. In addition to the powers herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

ARTICLE VII

DIRECTORS

A. The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

B. At all elections of directors of the corporation at which a stockholder is entitled to vote, each such stockholder shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock, multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to he voted for, as he may see fit.

C. The directors of the corporation shall be divided into three classes, each class to be as equal in number as possible. The first class shall hold office for three years, the second class for two years, and the third class for one year. At each succeeding annual election after such classification, directors shall be elected for a three-year term, to succeed the class of directors whose term expires in that year.

ARTICLE VIII

INDEMNIFICATION

A. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

B. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

C. To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph A or B of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

D. Any indemnification under paragraph A and B of this Article (unless ordered by a court) shall be made by the corporation only upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in said paragraph A or B. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders. If such determination is adverse to the director, officer, employee or agent, such person may contest such determination and if a court should finally decide that indemnification is proper in the circumstances (which decision shall bind the corporation) or if such contest is settled before such final decision, then the director, officer, employee or agent shall be indemnified in addition to that provided under paragraph A and B of this Article, against expenses (including attorneys’ fees) actually and reasonably incurred by him in contesting such determination.

E. Expenses incurred by any person who may have a right of indemnification under this Article in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of such person, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation pursuant to this Article.

F. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to be benefit of the heirs, executors and administrators of such a person.

G. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article or of Section 145 of the General Corporation Law of the State of Delaware.

H. The corporation shall, to the fullest extent permitted by applicable law from time to time in effect, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities and other matters referred to in or covered by said law.

ARTICLE IX

SPECIAL VOTING REQUIREMENTS

A. If any Other Entity is the Beneficial Owner of more than ten per cent (10%) of the outstanding Voting Shares of the corporation, then the affirmative vote or written consent of the holders of four-fifths (4/5) of the outstanding Voting Shares shall be required for the following: (i) the adoption of any agreement, plan or arrangement for the merger or consolidation of the corporation or any Subsidiary with any such Other Entity, or (ii) any sale, lease, exchange, mortgage, pledge or other disposition, either directly or indirectly, in one transaction or a series of related transactions, of more than ten per cent (10%) of the Assets of the corporation or any Subsidiary to any such Other Entity, or (iii) the issuance or transfer by the corporation, either directly or indirectly, in one transaction or a series of related transactions, of a number of voting Shares (including as such, Voting Shares which may be issued or transferred upon the conversion or redemption of any other securities of the corporation) of the corporation greater than ten per cent (10%) of the number of outstanding Voting Shares of the corporation immediately prior thereto in exchange for the securities or assets of any such Other Entity. Such affirmative vote or written consent shall be in addition to the vote or consent of the holders of the stock of the corporation otherwise required by law, this Certificate of Incorporation or any agreement or contract to which the corporation is a party.

B. As used in this Article, the following terms shall have the meanings set forth below:

“Other Entity” means any person, firm, corporation or other entity acting individually, or any persons, firms, corporations or other entities, or any combination thereof, acting in concert, or any one or more of such persons, firms, corporations or other entities acting in concert; provided, however, that ‘Other Entity” shall not mean a Subsidiary of the corporation whose certificate of incorporation contains provisions substantially similar to the provisions of this Article IX and Article XI of this Certificate of Incorporation; and provided further that “Other Entity” shall not include any director, officer or employee of the corporation unless such individual is also an Affiliate or Associate of any such other person, firm, corporation or other entity.

“Beneficial Owner” of stock means a person, or an Affiliate or Associate of such person, who directly or indirectly controls the voting of such stock (other than solely through control of proxies solicited by the corporation’s management), or who has any option, warrant, conversion or other rights to acquire such stock.

“Voting Shares” means the shares of stock of the corporation entitled to vote in the elections of directors, considered for the purpose of this Article as one class.

“Assets” means the gross fair market value of all assets of the corporation or any Subsidiary.

“Subsidiary” means any entity in which the corporation owns, directly, or indirectly, more than fifty per cent (50%) of the voting securities.

“Affiliate” and “Associate” shall have the same meanings as provided in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1974.

C. The interpretation, construction and application of any provision of this Article, and the determination of any facts, in connection with the application of this Article to a transaction or proposed transaction, shall be made by a majority of directors of the corporation not representing or being an Affiliate or Associate of any Other Entity which is the Beneficial Owner of more than ten per cent (10%) of the outstanding Voting Shares of the corporation, and such interpretation, construction, application or determination, when made in good faith, shall be conclusive and binding for all purposes.

ARTICLE X

COMPROMISES AND ARRANGEMENTS

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them, and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the state of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholders thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such matter as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequences of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE XI

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power; provided that no amendment to this Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of Article V, Article VII, Article IX, or this Article XI, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of shares of all classes of stock of this corporation possessing four-fifths (4/5) of the voting rights in elections of directors, considered for the purpose of this Article as one class.

ARTICLE XII

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

Section 1. Designation, Par Value and Amount. The shares of such series shall be designated as “Series A Preferred Stock” (hereinafter referred to as “Series A Preferred Stock”), the shares of such series shall be with par value of $4.00 per share, and the number of shares constituting such series shall be 200,000.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for the purpose, quarterly dividends payable in cash on the first business day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 5000 (subject to adjustment) times the aggregate per share amount of all cash dividends, and 5000 (subject to adjustment) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, par value $.40 per share, of the Corporation (the “Common Stock”) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Except as provided in paragraph C of this Section 3 and subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to

5000 votes (subject to adjustment) on all matters submitted to a vote of the stockholders of the Corporation.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration (except as provided in (iv) below) shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock;

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Certificate of Amendment creating a series of Preferred Stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Subject to the prior and superior rights of holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up (voluntary or otherwise), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $500.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Capital Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 5,000 (the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Capital Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Capital Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock. Neither merger, consolidation, etc. shall be deemed to be a liquidation, dissolution or winding up for purposes of this Section 6.

(C) In the event the Corporation shall (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 5,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

Signed on the 30th day of June, 2005.

NUCOR CORPORATION

By:	A. Rae Eagle
Title:	General Manager and Corporate Secretary